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                                                                      Exhibit 10

                        WHEELABRATOR  TECHNOLOGIES INC.

                      AMENDMENT TO 1991 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     1. The Wheelabrator Technologies Inc. 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") is hereby amended by replacing the existing subparagraph (d) to Paragraph 3 thereof in its entirety with the following new subparagraph (d):

            "(d) Notwithstanding the provisions of subparagraph 3(a) to the contrary, in the event an option expires unexercised as to any shares of Stock as the result of the resignation of a director for any Bona Fide Reason (as hereinafter defined), a new option grant equal to the lesser of (i) the number of shares of Stock which expired unexercised and (ii) 15,000 shares of Stock, shall be automatically granted to such person upon re-election or reappointment as a director of the Company. For purposes hereof, a resignation for a "Bona Fide Reason" shall include a resignation by a director (w) to avoid a conflict of interest or the appearance of impropriety upon entering government service or occasioned by such director's serving as an officer or director of any other entity or unincorporated association with an interest in any matter that may be adverse to that of the Company, (x) to respond to a temporary family emergency or (y) because of temporary disability, in each case as determined by the Board of Directors based upon the advice of counsel.


     2. The Directors Plan is hereby amended by replacing the existing Paragraph 5 in its entirety with the following new Paragraph 5:

            "5. DURATION OF OPTIONS, INCREMENTS AND EXTENSIONS. Subject to the provisions of Paragraph 7, each option shall be for a term of ten years. Each option shall become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each twelve-month period thereafter during the succeeding four years; provided, however, that (a) solely for purposes of determining the number of shares of Stock vested at any given point in time, the option grants made on June 10, 1991 upon adoption of this Plan shall be deemed to have been made on the date as of which the optionee was initially elected to the Board of Directors of the
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          Company or to the Board of Directors of the Company's predecessor company which was previously known as Wheelabrator Technologies Inc.,
          (b) credit towards vesting for previous service shall only include periods during which such director would have satisfied the provisions of Paragraph 2, and (c) if a grant is made to a director pursuant to subparagraph 3(d) within 12 months following such director's resignation from the Board of Directors for any Bona Fide Reason, the vesting of the initial 20% of the Stock subject to such option shall occur upon the later of (x) the date six months following the date of such grant and (y) the next scheduled vesting date under such director's original stock option grant, and the vesting of the remaining Stock subject to such option shall occur with respect to an additional 20% at the end of each twelve-month period thereafter during the succeeding four years.

     3. The amendments to the Directors Plan hereby adopted and approved shall be deemed to be effective as of, and shall apply to any grants made subsequent to, December 22, 1993, the date on which the Directors Plan was amended, subject to the receipt of a no-action letter from the Securities and Exchange Commission, to allow for subsequent grants to be made to newly re-elected Directors in the limited circumstances set forth in the foregoing amendments.

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